Exhibit 5
                          [Latham & Watkins Letterhead]

                                February 9, 2001



NCT Group, Inc.
20 Ketchum Street,
Westport, CT  06880

     Re:  NCT Group, Inc. Registration Statement on Form S-1; File No. 333-47084
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Ladies and Gentlemen:

     In connection with the registration of 112,620,785 shares (the "Shares") of common stock of the Company, par value $0.01 per share ("Common Stock"), under the Securities Act of 1933, as amended (the "Act"), by NCT Group, Inc., a Delaware corporation (the "Company"), on Form S-1 filed with the Securities and Exchange Commission (the "Commission") on September 29, 2000 (File No. 333-47084), as amended by Amendment No. 1 filed with the Commission on October 25, 2000, as amended by Amendment No. 2 filed with the Commission on December 13, 2000, as amended by Amendment No. 3 filed with the Commission on January 26, 2001, as amended by Amendment No. 4 filed with the Commission on February 9, 2001 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     The Registration  Statement  discloses that, of the total number of Shares,
(i) 33,545,812 Shares (the "Outstanding Shares") are issued and outstanding on the date hereof, (ii) 59,074,973 Shares (the "Exchange Shares") will be issued upon conversion of certain convertible securities and exercise of certain warrants and other exchange rights, and (iii) 20,000,000 Shares (the "Contingent Shares") that are otherwise issuable upon the exercise of certain warrants and exchange rights will not be issued unless and until the Company's shareholders approve an increase in the number of shares of Common Stock of the Company sufficient to permit the issuance of the Contingent Shares.

     In our capacity as your counsel in connection with such registration, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware (the "DGCL"), and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing, it is our opinion that (1) the Outstanding Shares have been duly authorized and validly issued and have been fully paid and are non-assessable, (2) the Exchange Shares have been duly authorized and, upon issuance, delivery and payment therefor in the manner described in the Registration Statement, will be validly issued, fully paid and nonassesessable, and (3) assuming the Company's shareholders approve, in accordance with the DGCL, an increase in the number of shares of Common Stock that the Company is authorized to issue which increase will be sufficient to authorize the issuance of the Contingent Shares, the Contingent Shares will be duly authorized and, upon issuance, delivery and payment therefor in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Interests of Named Experts and Counsel."

                                Very truly yours,


                                /s/ Latham & Watkins